Exhibit 99.1
Media Contact:
Michael Gillette: 941-681-3121, mgillette@sinofresh.com
Investor Relations: 941-232-9442, investorrelations@sinofresh.com

FOR IMMEDIATE RELEASE

SINOFRESH HEALTHCARE, INC. REPORTS FOURTH QUARTER AND YEAR END RESULTS FOR 2005

ENGLEWOOD, FL, April 04, 2006 - SinoFresh HealthCare, Inc. (OTC BB: SFSH), today announced its financial results for the fourth quarter and year ended December 31, 2005.

Revenue in 2005 was $2,939,189, compared to $3,564,514 in 2004. However, the 2004 revenues included a one-time adjustment of $806,339 related to product that was shipped to certain large retailers in 2003 under a “pay-to-scan” (consignment-type) program. The pay-to-scan programs were discontinued in early 2004 and all product held by these retailers was converted to revenue. For comparison purposes, excluding this one-time adjustment reflects an increase in revenue from 2004 to 2005 of approximately $181,000. Revenue for the fourth quarter 2005 was $639,739 as compared to $278,657 for the same period in 2004.

Total operating expenses for 2005 were $3,608,139 compared to $5,070,542 in 2004. Operating expenses for fourth quarter 2005 were $770,214 as compared to $1,165,407 in the fourth quarter of 2004. The decreases for the year and fourth quarter reflect the results of certain cost reduction programs along with a decrease in professional fees related to a federal lawsuit.

Net loss for 2005 was $1,833,508 ($0.13 per basic share) as compared to $3,706,280 ($.28 per basic share) in 2004. The fourth quarter loss was $93,366 in 2005 and $2,297,427 in 2004. The 2005 net loss for the fourth quarter and the year were additionally impacted by a lawsuit settlement award in favor of the Company of approximately $370,000. The 2004 net losses for the fourth quarter and the year are impacted by approximately $1,263,000 in charges associated with a debenture financing.

Management of the Company uses an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as an indicator of the Company’s operating performance. In this case, EBITDA is “adjusted” for the effects of the one-time adjustment to 2004 revenue and related costs as discussed previously and the lawsuit settlement recorded in 2005. Adjusted EBITDA for 2005 was a loss of $1,279,200 compared to a loss of $2,831,449 in 2004. Adjusted EBITDA for fourth quarter 2005 was a loss of $247,389 compared to a loss of $947,916 in the fourth quarter of 2004.

Working capital deficit is approximately $2,815,000 as of December 31, 2005.

Highlights for the year consisted of 1) the introduction of our second product offering, SinoFresh™ Daily Throat Spray, 2) the favorable resolution of two ongoing lawsuits, 3) the completion of positive in-vivo viral studies using our nasal product as conducted by Lovelace Respiratory Research Institute, 4) our first meeting with the Food and Drug Administration to establish protocols for prescription drug development and 5) the completion of favorable tests against Methicillin Resistant Staphylococcus Aureus (MRSA) using our nasal product as conducted by the Public Health Research Institute in NJ.

“We are pleased with the significant improvements on our bottom line and on adjusted EBITDA. We recognize that revenue growth will require marketing programs and we continue to seek funding for this purpose,” stated Charles Fust, SinoFresh Chairman and CEO.

About SinoFresh HealthCare, Inc.

SinoFresh HealthCare, Inc. is a developer and marketer of innovative upper respiratory system therapies. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company’s lead product, SinoFresh™ Nasal Mist, is a hygienic cleansing spray that kills germs and removes other nasal-sinus irritants. The Company is also researching how antiseptic cleansing may alleviate chronic sinus distress, a condition that may affect 37 million Americans annually. SinoFresh™ Nasal Spray is available in Wal-Mart, Walgreens, Rite Aid, CVS, and other drug, grocery, and mass merchandise retailers. More information is available at www.sinofresh.com.

Safe Harbor Statement

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005 (file No. 0-49764).  The Company’s actual results could differ materially from such forward-looking statements.  The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments. Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or "GAAP”.

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SinoFresh™ is a trademark of SinoFresh HealthCare, Inc.